Exhibit 2.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement(this"Agreement") is made and entered into as of June 18,2015, by and between Mr. Dan Oz (the “Founder”) founder and shareholder ofImproved Vision Systems (I.V.S) Ltd., a company incorporated under the laws of the State of Israel (the "Company"), all other shareholders of the Company (the “Other Shareholders” together with the Founder, each listed on Schedule A hereto, the "Sellers"),and OphthaliX Inc., a corporation incorporated under the laws of the State of Delaware, or any subsidiary thereof (“OphthaliX” or the “Purchaser”). Each of the Sellers and the Purchaser shall sometimes be referred to as a "Party" and together, as the "Parties".

WITNESSETH

Whereas, the Sellers are the owners, beneficially and of record, of 10,000 ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), of the Company (the “Purchased Shares”); and

Whereas, the Company has a commitment to grant options (the "Options") to certain persons and entities, as listed on Schedule A(ii) hereto (the "Option Holders"); and

Whereas, the Sellers desire to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase from each of the Sellers such number of Purchased Shares, as set forth opposite each Seller's name in Schedule A hereto, constituting 100% of the Company's share capital, on a fully diluted basis, in consideration for an aggregate amount of 2,920,748 shares of common stock of the Purchaser, par value US$ 0.001 (the “Common Stock”), as detailed in Schedule A hereto (the "OphthaliX Shares"), subject and upon the terms and the conditions set forth in this Agreement; and

WHEREAS, the Purchaser shall, at the Exchange Closing (as defined below), exchange the Options of the Company currently committed to the Option Holders into an aggregate amount of 303,174 options to purchase shares of Common Stock of the Purchaser as detailed in Schedule A(ii) hereto, subject to the terms of the Purchaser’s 2012 Stock Incentive Plan ("OphthaliX Options");and

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Now, Therefore, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.             Purchase of Purchased Shares; Conversion of Options

1.1.	Purchase of Purchased Shares. Subject to the terms and conditions hereof, at the Exchange Closing, each Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from each of the Sellers, all right, title and interest in and to the Purchased Shares, in consideration for an aggregate amount of 2,920,748 shares of Common Stock of the Purchaser, representing 13.24% of the issued and outstanding share capital of OphthaliX on a fully diluted basis immediately following the Exchange Closing (the “Consideration Shares”), to be issued to each Seller, in accordance with Schedule A(i). Upon completion of the Exchange Closing, the Company shall become a wholly owned subsidiary of the Purchaser.

1.2.	Conversion of Options. At the Exchange Closing, each Option Holder shall receive, in exchange for its respective entitlement to the Options and upon cancellation thereof, such number of OphthaliX Options to purchase shares of Common Stock of the Purchaser, as set forth in Schedule A(ii).

1.3.	Issuance of OphthaliX Shares and OphthaliX Options at the Milestone Closings. Subject to the terms and conditions hereof, at the Milestone Closings (as defined below), the Purchaser shall issue an aggregate amount of 2,219,771shares of Common Stock of the Purchaser and an aggregate amount of 230,411 options to purchase shares of Common Stock of the Purchaser, representingan aggregate of 11.11%of the issued and outstanding share capital of OphthaliX on a fully diluted basis immediately following the Exchange Closing, as set forth opposite each Seller's and Option Holder's name in Schedule B hereto (the “Milestone Securities”), of which 1,289,569 Milestone Securities shall be issued upon the successful completion of the First Milestone (as defined below) and 1,160,613Milestone Securities shall be issued upon the successful completion of the Second Milestone (as defined below).

2.             Closings

2.1.	Initial Closing. The consummation of the transactions contemplated in Sections 1.1 and 1.2 above, will take place at a closing (the “Exchange Closing”) to be held remotely via the exchange of documents and signatures or at the offices of Doron, Tikotzky, Kantor, Cederboum and Co., at 12 Abba Hillel Silver Rd., Ramat Gan, Israel, within three (3) business days following completion of the transactions set forth in Sections 2.2 below and satisfaction (or waiver by the relevant party) of the conditions set forth in Section 8 below, at 11:00 a.m., Israel time, or at such other time or place as Sellers holding a majority of the Purchased Shares as of the date hereof (a “Majority in Interest of Sellers”) and the Purchaser shall mutually agree. Although the Exchange Closing and the Fundraising (as defined in Section 8.2.2 below) will occur simultaneously, for the purpose of this Agreement, the Exchange Closing is deemed to have occurred immediately prior to the Fundraising, conditional and subject to such Fundraising, so that the sequence of events will be that the Exchange Closing occurs prior to the Fundraising and once all the conditions to closing (as set forth in Section8 hereto) are completed, the initial closing will have occurred (the "Initial Closing"). Notwithstanding the foregoing, if the Initial Closing shall not take place prior to August 15, 2015(the “Closing Deadline”), except for Section 12 hereto (Expenses), this Agreement shall terminate and shall be of no force and effect, unless otherwise agreed in writing between the Company, Founder and the Purchaser.

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2.2.	Deliveries and Transactions at the Initial Closing. At the Initial Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1.	The Company and the Sellers shall provide the Purchaser with:

(a)	Duly executed unanimous written resolutions of the shareholders of the Company, substantially in the form attached as hereto as Schedule 2.2.1(a)(i), pursuant to which the shareholders of the Company shall have approved all transactions contemplated hereby and taken all corporate actions related to such transactions, including but not limited to the adoption of the Amended and Restated Articles of Association of the Company in the form attached hereto as Schedule 2.2.1(a)(ii) as of immediately prior to and through the Initial Closing; together with duly completed notices of such resolutions in form and substance ready for filing immediately after the Initial Closing with the Israeli Registrar of Companies.

(b)	Duly executed resolutions of the Company's Board of Directors, adopted by a unanimous written resolution, substantially in the form attached as Schedule 2.2(b) hereto;

(c)	Share transfer deeds duly executed by each of the Founder and the Other Shareholders, dated as of the Initial Closing, in the form attached hereto as Schedule 2.2.1(c).

(d)	Duly executed notices of resignation by all of the board members of the Company effective as of the Initial Closing, in the form attached hereto as Schedule 2.2.1(d);.

(e)	A copy, duly certified by an officer of the Company, of the Company’s shareholders register, dated as of the Initial Closing, reflecting the registration by the Company of the transfer, as of the Initial Closing, of the Purchased Shares to the Purchaser, in the form attached hereto as Schedule 2.2.1(e).

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(f)	Validly executed waivers by all existing shareholders of the Company and by any other applicable third party, with respect to any preemptive rights, first refusal rights, anti-dilution rights or similar rights such shareholders or third parties hold in connection with the transactions contemplated herein, pursuant to the governing documents of the Company effective immediately prior to the Initial Closing.

(g)	A certificate, duly executed by the Chief Executive Officer of the Company, dated as of the Closing, in the form attached hereto as Schedule 2.2.1(g).

(h)	An opinion of legal counsel to the Company dated as of the Initial Closing, in the form attached hereto as Schedule 2.2.1(h).

(i)	Copies of the CEO Employment Agreement (as defined below) and CTO Employment Agreement (as defined below) duly executed by Ran Yam and the Founder, respectively.

2.2.2.    The Purchaser shall provide the Sellers with:

(a)	Share certificates issued in the name of the Sellers, evidencing the ownership of such number of Consideration Shares, as set forth opposite each Seller's name in ScheduleA(i)hereto.

(b)	Duly executed OphthaliX Option agreements issued in the name of each of the Option holders.

(c)	Duly executed resolutions of the Purchaser's Board of Directors, adopted by a unanimous written resolution, pursuant to which: (i) the issuance of the Consideration Shares to the Sellers, in the amounts set forth in Schedule A(i)is approved; (ii) the issuance of the OphthaliX Options to the Option Holders, in the amounts set forth in Schedule A(ii) is approved; (iii) the issuance of the Milestone Securities, subject to the fulfillment of each Milestone Event (as defined below) to the Sellers, in the amounts set forth in Schedule B, is approved; (iv) Ran Yam shall be appointed as the Chief Executive Officer of OphthaliX, and his employment agreement withOphthaliX, attached hereto as Schedule 2.2.2(c)(i)(the “CEO Employment Agreement”) shall be approved as of Initial Closing; (v)Dan Oz shall be appointed as the Chief Technology Officer of OphthaliXand his emoloyment agreement withOphthaliX, attached hereto as Schedule 2.2.2(c)(ii)(the “CTO Employment Agreement”) shall be approved as of the Initial Closing; and (vi) Mr. Yam and Mr. Oz shall be appointed to the Board of Directors of OphthaliX as of the Initial Closing.

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(d)	Duly executed written resolutions of the shareholders of the Purchaser, substantially in the form attached hereto as Schedule2.2.2(d)(i), pursuant to which the shareholders of the Purchaser shall have approved all transactions contemplated hereby and taken all corporate actions related to such transactions, including but not limited to:(i) the adoption of the Amended and Restated Certificate of Incorporation and the Amended and Restated By laws of the Purchaser in the form attached hereto as Schedule 2.2.2(d)(ii)and Schedule 2.2.2(d)(iii), respectively, as of immediately prior to and through the Initial Closing; and (ii) the appointment of Mr. Yam and Mr. Oz to the Board of Directors of OphthaliX as of the Initial Closing.

(e)	Director indemnification agreements with each of Mr. Ran Yam and Mr. Dan Oz, duly executed and approved by the Purchaser's Board of Directors and shareholders, in the form attached hereto as Schedule 2.2.2(e);

(f)	Copies of the CEO Employment Agreement and CTO Employment Agreement duly executed by the Purchaser.

2.3.	Milestone Closing.Provided that the Initial Closing has taken place, the closing of the transactions contemplated in Section 1.3 above will take place at each of the milestone closings (each a “Milestone Closing”) to be held remotely via the exchange of documents and signatures or at the offices of Doron, Tikotzky, Kantor, Gutman, Cederboum and Co., at 12 Abba Hillel Silver Rd., Ramat Gan, Israel, within three (3) business days following the receipt by the Purchaser of the applicable Milestone Certificate (as defined below), confirming the Company’s fulfillment of the applicable Milestone Event and satisfaction (or waiver by the relevant party) of the conditions set forth in Section 8 below, commencing at 11:00 a.m., local time, or at such other time or place as the Majority in Interest of Sellers and the Purchaser shall mutually agree upon.

For the purpose of this Section, "Milestone Event", shall mean each of the following:

“First Milestone” shall mean: successful completion of a human clinical study of the first application of Company’s eye-tracking product (such as Strabismus objective measurement or retinal correction basic version), as shall be approved by an independent expert (the "Expert"), mutually agreed upon by the Founder and Ophthalix, and the acceptance for publication of the study in a reputable peer reviewed journal. Upon the completion of the First Milestone, the Expert shall provide the Purchaser and the Founder a certificate indicating the completion of the First Milestone (the "First Milestone Certificate").

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"Second Milestone" shall mean: First Commercial Sale of the Company’s eye tracking product. "First Commercial Sale" shall mean the sale or sales or licensing of Company’s eye-tracking product, after obtaining marketing approval by a competent regulatory authority, in an arms length transaction(s) to a third party resulting in the receipt by the Purchaser of revenues which exceed, in the aggregate, US$100,000. Upon the completion of the Second Milestone, the Purchaser's CFO shall provide the Purchaser and the Founder a certificate indicating the completion of the Second Milestone (the "Second Milestone Certificate" and together with the First Milestone Certificate, the "Milestone Certificates").

2.4.	Deliveries and Transactions at each Milestone Closing. At each Milestone Closing, the Purchaser shall issue to each Seller, a share certificate issued in the name of each Seller, evidencing such number of Milestone Securities, as set forth opposite each Seller's name in Schedule B hereto with respect to such Milestone Event. Immediately upon delivery of the applicable Milestone Certificate to the Purchaser, the respective Milestone Securities shall be automatically issued, with no need for any further corporate or other action by the Purchaser (except for delivery of the share certificates to the Sellers), the corresponding recording of the Sellers on the Purchaser's Stockholders Ledger shall be made, and the Sellers shall be deemed holders of the respective Milestone Securities for all intents and purposes. In addition, at each Milestone Closing, the Purchaser shall grant to each Option Holder such number of Milestone Securities, as set forth opposite each Option Holder's name in Schedule B hereto with respect to such Milestone Event. The Purchaser and each Option Holder shall execute an option agreement issued in the name of each of the Option holders. Immediately upon execution of the applicable option agreement, the respective Milestone Securities shall be automatically granted, with no need for any further corporate or other action by the Purchaser, and the Option Holders shall be deemed holders of the respective Milestone Securities for all intents and purposes.

3.	Representations and Warranties of the Company and the Founder

Each of the Company and the Founder, severally and not jointly, hereby represents, warrants and covenants to the Purchaser, subject to such exceptions and disclosures set forth in the Disclosure Schedule attached hereto, as of the date hereof and as of the date of the Initial Closing, that the following representations and warranties are true and correct in all respects with respect to itself and with respect to the Company, and further acknowledges that the Purchaser is entering into this Agreement in reliance thereon:

3.1.	Corporate Organization. The Company is a company duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to carry on its business as it is now being conducted and as planned on the date hereof to be conducted. The copies of the Incorporation Certificate and Articles of Association of the Company annexed hereto as Schedule 3.1(the “Incorporation Documents”) are true and complete copies of such instruments as in effect on the date hereof and at the Initial Closing.

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3.2.	Authorization; Approvals. All corporate actions on the part of the Company, including as required by its shareholders and directors (at their capacity asshareholders and directors of the Company) necessary for the authorization, execution, delivery, and performance of all of the Company's obligations under this Agreement have been taken prior to or at the Initial Closing. This Agreement and any ancillary agreements and documents thereto, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to the Initial Closing in connection with the valid execution, delivery and performance of this Agreement, and all ancillary documents.

3.3.	No Violation. The Company is not subject to, or obligated under, any charter or other organizational document or contractual provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling, order or decree or other restriction, that, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a encumbrance or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of the Company executing or carrying out the transactions contemplated by this Agreementexcept as would not cause a material adverse effect. To Company's and Founder's knowledge, other than in connection with or in compliance with the provisions of Section 8, no authorization, consent or approval of, or filing with, any governmental authority or third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

3.4.	No Conflict. The execution, delivery and performance of this Agreement by theCompany does not and shall not, with or without the giving of notice or the passage of time, (i) the Incorporation Documents, (ii) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, permit or license to which the Company is a party, or any judgment, order, decree, law, rule or regulation to which the Company is subject; or (iii) result in the creation of, or give any party any right to create, any encumbrance or any other right or adverse interest upon any of Company’s share capital.

3.5.	Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other of any other corporation, association or business entity, and is not a participant in any partnership or joint venture.

3.6.	Financial Statements. The Company’s audited financial statements as of December 31, 2014, attached hereto as Schedule 3.6 (the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

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3.6.1.	Except as set out in Schedule 3.6 attached hereto, since December 31, 2014 and through the date hereof, there has not been:

(a)	any material change in the assets, liabilities, condition (financial or otherwise) or business of the Company;

(b)	any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

(c)	any waiver by the Company of a valuable right or of a material debt owed to it;

(d)	any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, condition (financial or otherwise), operating results or business of the Company;

(e)	any material change or amendment to a material contract or material arrangement by which the Company or any of its assets or properties is bound or subject;

(f)	any material change in any compensation arrangement or agreement with any employee or consultant of the Company;

(g)	any loans made by the Company to its employees, officers, or directors other than travel advances made in the ordinary course of business;

(h)	any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company’s assets;

(i)	any change in the accounting methods or accounting principles or practices employed by the Company;

(j)	any other event or condition of any character that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company; or

(k)	any arrangement or commitment by the Company to do any of the things described in this Section 3.6.

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3.7.	Capitalization. Schedule3.7 sets forth a capitalization table of the Company on a fully-diluted basis immediately prior to the Initial Closing. Such capitalization table identifies by name, class and number of securities owned, each shareholder and other holder of the Company’s outstanding securities. Except as set forth in the capitalization table, there are no outstanding nor promised options, warrants, securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for equity securities of the Company, rights (including conversion, anti-dilution, exchange or preemptive rights, rights of first refusal, share appreciation, profit sharing, phantom share rights, or any similar rights), proxy, voting, transfer restriction or shareholder agreements, or agreements of any kind, or claims, undertakings or promises of any nature whatsoever, orally or in writing, for the purchase, receipt or acquisition from the Company or from any other party, of any of its securities. Except as set forth in Schedule 3.7, all issued and outstanding securities of the Company (i) have been duly authorized and validly issued and (solely in respect of shares) are fully paid and nonassessable (ii) are free and clear of any liens, pledges, charges, security interests, claims, encumbrances, third party rights or any restrictions of any kind (collectively, the "Liens"), and (iii) were issued in accordance with all applicable laws and in compliance with all preemptive, first refusal, subscription or similar rights. The Purchased Shares and the Options constitute and shall constitute at the Initial Closing, 100% of the share capital of the Company (on a fully diluted basis).

3.8.	Cash Free - Debt Free. At the Initial Closing, the Company shall not have and shall not be subject to any liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, asserted or unasserted, and shall not have any asset, other than Intellectual Property assets, as listed in Schedule 3.9.2 below.

3.9.	Intellectual Property.

3.9.1.	The Company is the sole owner, or is exclusively licensed to use, free and clear of any liens or third party rights, all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted and as contemplated to be conducted on the date hereof. To the Company's and Founder's knowledge, there are no claims or demands pending by any other person pertaining to any of such Intellectual Property nor is there a claim or demand threatened, and no proceedings have been instituted or threatened which challenge the rights of the Company with respect to such Intellectual Property and the Company and Founder do not believe there is a basis for such claim.

3.9.2.	Schedule 3.9.2 lists all Intellectual Property currently owned or licensed to use by the Company. With respect to Intellectual Property that is owned by the Company, all such Intellectual Property is owned free and clear of liens or third party rights. Other than as set forth in Schedule 3.9.2, the Company does not own any patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, service work applications, service mark registrations, or registered copyrights. Schedule 3.9.2 further lists all payments due by the Company by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any item of Intellectual Property.

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3.9.3.	Other than as is set forth in Schedule3.9.2, and other than for “off the shelf” products used by the Company in its day to day operations, there are no licenses or other agreements or shared ownership interests of any kind, under which the Company is or may be, granted rights in Intellectual Property of any third person.

3.9.4.	There are no licenses or other agreements or shared ownership interests of any kind, under which the Company has granted rights to others in its Intellectual Property.

3.9.5.	The Company has taken commercially reasonable measures required to maintain the confidentiality of all Intellectual Property developed by, or on behalf of, the Company, which measures are reasonable and customary in the industry in which the Company operates. The Company has required the Founder, all current and former employees and all consultants and independent contractors having, or who have had, access to, or who were involved in the development of, any of the Intellectual Property owned or developed by the Company, to execute enforceable agreements that provide valid written assignment to the Company of all right, title and interest in and to inventions and other Intellectual Property resulting from their employment or services, and all such persons are in compliance with such agreements. Any and all Intellectual Property of any kind which has been developed or is currently being developed by any employee or service provider of the Company in the course of their employment or engagement by the Company shall be the sole and exclusive property of the Company. The Company and Founder have conducted no search for and have no knowledge of any infringement by others of any of its Intellectual Property. The Company and Founder do not believe it is or will be necessary to use any inventions of any of its employees or consultants (or persons it intends to hire) made prior to their engagement by the Company. All current and former employees and all consultants and independent contractors hired by the Company have agreed to maintain the confidentiality of all confidential and proprietary information of the Company and of any information of third parties received by the Company under an obligation of confidentiality.

3.9.6.	To the Company's and Founder's knowledge, without conducting any freedom-to-operate or other review, the conduct of the business of the Company, as currently conducted and as proposed to be conducted on the date hereof, including the Company’s products or services developed, produced or supplied by the Company and its Intellectual Property do not and will not infringe, misappropriate, or otherwise violate or conflict with any of the Intellectual Property of any third party. To the Company's and Founder's knowledge, no proceeding charging the Company with infringement of any Intellectual Property of any third person has been filed or is threatened to be filed nor, to the Company's and Founder's knowledge, is there any basis therefore.

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3.9.7.	The Company is not making unauthorized use of any confidential information or trade secrets or other Intellectual Property of any person, including without limitation any former employer of any past or present employee or consultant of the Company. To the Company's and Founder's knowledge, neither the Company, the Founder nor any employee or consultant of the Company is obligated under any duty or agreement (including any license, confidentiality agreement, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or authorized administrative agency, that would conflict with the Company’s business as now conducted or proposed to be conducted on the date hereof. To the Company's and Founder's knowledge, no employee, officer, consultant or independent contractor or the Founder is in violation of any proprietary information or assignment of inventions agreement, or in any such similar agreement, with any former employer or contractor, and the carrying on of the Company’s business will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, such agreements.

“Intellectual Property” shall mean any and all technical and non-technical information, including but not limited to patent and patent applications, proprietary information, ideas, techniques, sketches, drawings, works of authorship, models, inventions, data, databases, know-how, processes, apparatuses, equipment, algorithms, copyrights, software programs, software source documents, formulae, trade and business names, trademarks, service marks and designs related to the current, products and services of the Company, and including, without limitation, the respective information concerning research, experimental work, development, design details and specifications, engineering, as applicable.

3.10.	No Legal Proceedings. Except as set forth in Schedule3.10, no action, proceeding or governmental inquiry or investigation is pending, or to the Company’s and/or Founder's knowledge threatened, against the Founder or the Company, before any court, arbitration board or tribunal or administrative or other governmental agency, which may question the validity or hinder the enforceability of this Agreement and/or the transactions contemplated hereby. Neither the Founder nor the Company has commenced insolvency proceedings with respect to itself, nor has any third party filed or, to the Company's and Founder's knowledge, initiated any such insolvency proceedings against the Founder or the Company, and a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official has not been appointed to take possession, custody or control of the properties of the Founder or the Company.

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3.11.	Contracts.

3.11.1.	Schedule 3.11.1(a) contains an accurate and complete list of all Company’s Contracts (as defined below). Other than as set forth in Schedule 3.11.1(a), the Company is not a party to or bound by any of the following, whether written or oral:

(i)	Any Contract that cannot by its terms be terminated by the Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)	Any Contract or commitment for capital expenditures by the Company in excess of US$10,000 per calendar year in the aggregate;

(iii)	Any Contract for the sale of any assets;

(iv)	Any Contract that purports to limit Company’s freedom to compete freely in any line of business or in any geographic area;

(v)	Any preferential purchase right, right of first refusal, or similar agreement; or

(vi)	Any other Contract that is material to the business of the Company.

3.11.2.	All of the Contracts listed or required to be listed in Schedule 3.11.1(a) are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect. Neither the Company nor, to the knowledge of the Company or Founder, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed on Schedule 3.11.1(a). Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed on Schedule 3.11.1(a).

“Contract”: means any and all contracts, agreements, commitment, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, encumbrances, evidence of indebtedness, approvals or other instruments or undertakings to which the Company is a party or to which or by which the Company or the property of the Company is subject or bound, whether written or oral and whether or not entered into in the ordinary and usual course of the Company’s business, in each case having a value of US$10,000 or more per calendar year.

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3.12.	Employees and Consultants. As of immediately prior to the Initial Closing, and except as listed on Schedule 3.12, the Company has not entered into any employment contract with any officer or employee or any other consultant or person, nor is the Company contemplating entering into any such agreement which is not terminable by it at will without liability, upon thirty (30) days prior notice. As of the date hereof, the Company does not have any deferred compensation or share option covering any of its officers or employees. The Company has complied in all material respects with all applicable employment laws. Schedule 3.12 hereto lists all employment, consulting, non-competition and confidentiality agreements between the Company and any employee or consultant of the Company. True and correct copies of such agreements have been delivered to the Purchaser. The Founder has duly terminated his employment with his former employers and that the fulfillment of any of his obligations to the Company and the transactions contemplated by this Agreement, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument to which the Founder is, or was, a party and that the Founder has not and will not use any proprietary rights or confidential information or trade secrets of any former employer(s) or others in connection with the business of the Company.

3.13.	Taxes. The Company has no tax liability of any nature, accrued or contingent, including without limitation, liabilities for Israeli taxes or any other foreign taxes or any penalties, interest, and additions to taxes or any liabilities to customers or suppliers, other than liabilities for which full provision has been made in the Financial Statements. The Financial Statements make full provision for all taxation for which the Company was then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into, paid, made or accrued on or before December 31, 2014.

The Company has paid or fully provided in its books of account for all taxation for which it has or may hereafter become liable or accountable in the period from the date of its incorporation. The Company has at all times and within the requisite time limits, fully and accurately observed, performed and complied with all obligations and conditions imposed on it, or to which any claim deduction, allowance or relief made, claimed by or afforded to it was made subject under any legislation relating to taxation.

The Company is not aware of any circumstances which will, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to its liability or accountability for taxation, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company under or for the purpose of any provision of any legislation relating to taxation.

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The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. To Company's and Founder's knowledge, none of the Company’s income tax returns has ever been audited by governmental authorities. Since December 31, 2014, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business. The Company has withheld or collected from each payment made to each of its respective employees, officers, directors and service providers the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

3.14.	Fees. No agent, broker, investment banker, person or firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company or Founder in connection with any of the transactions contemplated under this Agreement.

3.15.	No False Statements. No representation or warranty of the Company or the Founder in this Agreement contains or, at the Initial Closing, will contain any untrue statement of a fact or omits or will, at the Initial Closing, omit to state a material fact necessary in order to make the statements contained herein not misleading. Each of the Company and the Founder is not aware of any fact or information relating to the Purchased Shares that has not been disclosed to the Purchaser hereunder.

3.16.	Form 8-K Information. The information supplied by the Company or Founder in writing expressly for inclusion or incorporation by reference in the Initial Form 8-K and the Closing Form 8-K (each as hereinafter defined but collectively the “Forms 8-K”), and any amendment thereof or supplement thereto, will not, on the date filed with the United States Securities and Exchange Commission (the “SEC”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.             Representations and Warranties of the Sellers

Each of the Sellers, severally and not jointly, hereby represents, warrants and covenants to the Purchaser, as of the date hereof and as of the date of the Initial Closing, that the following representations and warranties are true and correct in all respects with respect to itself, and further acknowledges that the Purchaser is entering into this Agreement in reliance thereon:

4.1.	Ownership of Shares. The number and class of the Purchased Shares or of Options that are beneficially owned by it are set forth opposite such Seller's name in Schedule A(i)attached hereto. Except as set forth in this Agreement, other than as indicated in Schedule A, such Seller holds no other securities of the Company (including securities that are convertible into or exercisable for securities of the Company) and has no right to purchase any securities of the Company (including securities that are convertible into, exercisable or exchangeable for securities of the Company) from the Company or otherwise (and to the extent any such right exists, such Seller irrevocably waives such right effective as of the Initial Closing). The Purchased Shares beneficially owned by such Seller are free and clear of all Liens, and the Seller is entitled to sell and transfer to Purchaser the full legal and beneficial ownership of the Purchased Shares held by such Seller free and clear from any Liens.

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4.2.	No Consents. No consent, approval, order, permit, license, action by, or authorization of or designation, declaration, of filing with any third party or governmental authority on the part of each Seller is required that has not been or will not have been obtained by each Seller prior to the Initial Closing in connection with the valid execution, delivery and performance of this Agreement.

4.3.	Individual Purchase of OphthaliX Shares. Each Seller purchases such number of the Consideration Shares and Milestone Securities on its behalf only and not jointly with any other Seller under this Agreement. There is no agreement or any other verbal or written arrangement between any of the Sellers and each other nor with any other third party, with respect to the sale or purchase of the Consideration Shares and Milestone Securities or with respect to any voting rights in OphthaliX.

4.4.	OphthaliX Shares Not Offered Pursuant to Prospectus. Each Seller is aware that the Consideration Shares and Milestone Securities are being offered pursuant to certain exemptions from registration under the Securities Act and are subject to restrictions on resale. Each Seller makes the representations and warranties attached hereto in Schedule 4.4.

4.5.	Fees. No agent, broker, investment banker, person or firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Seller in connection with any of the transactions contemplated under this Agreement.

5.          Representations and Warranties of Purchaser

The Purchaser hereby represents, warrants and covenants as of the date hereof and as of the date of the Initial Closing, that the following representations and warranties are true and correct in all respects and further acknowledges that the Sellers (including the Founder) are entering into this Agreement in reliance thereon as follows:

5.1.	Incorporation. OphthaliX is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. OphthaliX’s Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and OphthaliX’s Common Stock is quoted on the OTCQB. Eyefite Ltd., a wholly-owned subsidiary of the Purchaser is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Israel and is not, and has never been, classified as a “law breaking company” by the Israeli Companies Registrar (the “Subsidiary”). Each of OphthaliX and the Subsidiary has full power and authority to conduct its business in the manner in which its business is currently being conducted, to own and use its assets in the manner in which its assets are currently owned and used. Each of OphthaliX and the Subsidiary is not in violation of any of the provisions of its constituent documents. Except as the context otherwise dictates, all references to the “Purchaser” in the representations and warranties set forth in this Section 5 are given by the Purchaser and any Subsidiary.

5.2.	Corporate Action. All corporate action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby has been (or will be) taken prior to the Initial Closing. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by the Purchaser pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.

5.3.	No Third Party Consents. Other than as set out in Schedule 5.3 attached hereto, no consent, approval or authorization of or designation, declaration or filing with any state, federal, or foreign governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement, or the consummation by the Purchaser of the transactions contemplated hereby and thereby.

5.4.	No Violation. The Purchaser is not subject to, or obligated under, any charter or other organizational document or contractual provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling, order or decree or other restriction, that, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a encumbrance or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of the Purchaser executing or carrying out the transactions contemplated by this Agreement.

5.5.	No Conflict. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions under this Agreement do not and shall not, with or without the giving of notice or the passage of time, violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Purchaser is a party or by which the Purchaser is bound, or any judgment, order, decree, law, rule or regulation to which the Purchaser is subject to.

5.6.	Reports and Financial Statements.

5.7.	The Purchaser has timely filed or furnished all forms, documents and reports required to be filed or furnished in the twenty-four months prior to the date hereof by the Purchaser with the SEC (all such documents and reports filed or furnished by the Purchaser, the “Purchaser SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (to the extent applicable to the Company), as amended, in effect as of the time of filing with the SEC, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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5.8.	The consolidated financial statements (including all related notes and schedules) of the Purchaser included in or incorporated by reference into the Purchaser SEC Documents (the “Purchaser Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods set forth therein, (ii) were prepared in accordance with Generally Accepted Accounting Principles (except, in the case of the unaudited statements, subject to normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount, and subject to the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) have been prepared from, and are in accordance with, the books and records of Purchaser and its consolidated subsidiaries. Except as set out in Schedule 5.8 attached hereto, since March 31, 2015 and through the date hereof, there has not been:(i) any material change in the assets, liabilities, condition (financial or otherwise) or business of the Purchaser; or (ii) any other event or condition of any character that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Purchaser.

5.9.	The Purchaser and its subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to provide reasonable assurance that all material information required to be disclosed in the Purchaser's reports filed with or submitted to the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms.

5.10.	Purchaser maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with Generally Accepted Accounting Principles.

5.11.	The authorized capital of the Purchaser consists of 100,000,000 shares of Common Stock, par value $0.001 per share. As of the Exchange Closing, there were 10,441,251shares of Common Stock issued and outstanding. As of the Exchange Closing, there were outstanding options to purchase an aggregate of 1,320,948 shares of Common Stock. As of the Exchange Closing, the Purchaser has reserved 971,388 shares of Common Stock for future issuance under the Purchaser's equity incentive plans.

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5.12.	Valid Issuance. All of the outstanding shares of the Purchaser's Common Stock are duly authorized, validly issued, fully paid and non-assessable and all of the Consideration Shares and Milestone Securities (including the shares of the Purchaser's Common Stock to be issued upon exercise of OphthaliX Options), when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of any Liens, pre-emptive rights and rights of first refusal, in compliance with the certificate of incorporation and all other charter documents of the Purchaser and in compliance with all applicable laws (including Israeli and United States federal and state securities laws). Without derogating from the above, the issuance of the Consideration Shares, Milestone Securities and OphthaliX Options will be made pursuant to registration under the Securities Act or an exemption from registration under the Securities Act. OphthaliX Options shall have been issued in accordance with the terms and conditions of the applicable equity incentive plan of the Purchaser and shall be in full force and effect as of the Initial Closing and thereafter. The shares of the Purchaser's Common Stock issuable following the exercise of OphthaliX Options are, as of the Initial Closing and shall be thereafter, registered under an effective registration statement on Form S-8 in accordance with the Securities Act and exempt from registration under the Israeli Securities Law.

5.13.	Intellectual Property.

5.13.1	The Purchaser is the sole owner, or is exclusively licensed to use, free and clear of any liens or third party rights, all Intellectual Property used in or necessary for the conduct of the Purchaser's business as currently conducted and as contemplated to be conducted on the date hereof. To the Purchaser's knowledge, there are no claims or demands pending by any other person pertaining to any of such Intellectual Property nor is there a claim or demand threatened, and no proceedings have been instituted or threatened which challenge the rights of the Purchaser with respect to such Intellectual Property and the Purchaser do not believe there is a basis for such claim. To the Purchaser's knowledge, each licensor of any of the Purchaser's Intellectual Property did not breach the respective license agreement between the Purchaser and such licensor and the Purchaser is not aware that such licensor intends to terminate the license agreement with the Purchaser.

5.13.2	To the Purchaser's knowledge, without conducting any freedom-to-operate or other review, the conduct of the business of the Purchaser, as currently conducted and as proposed to be conducted on the date hereof, including the Purchaser’s products or services developed, produced or supplied by the Purchaser and its Intellectual Property do not and will not infringe, misappropriate, or otherwise violate or conflict with any of the Intellectual Property of any third party. To the Purchaser's knowledge, no proceeding charging the Purchaser with infringement of any Intellectual Property of any third person has been filed or is threatened to be filed nor, to the Purchaser's knowledge, is there any basis therefore.

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5.13.3	Schedule 5.13.3 lists all payments due by the Purchaser by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any item of Intellectual Property.

5.13.4	Other than as is set forth in Schedule 5.13.4, and other than for “off the shelf” products used by the Purchaser in its day to day operations, there are no licenses or other agreements or shared ownership interests of any kind, under which the Purchaser is or may be, granted rights in Intellectual Property of any third person.

5.13.5	There are no licenses or other agreements or shared ownership interests of any kind, under which the Company has granted rights to others in its Intellectual Property.

5.14.	Legal Proceedings. There is no pending action, proceeding or governmental inquiry or investigation and, to the knowledge of the Purchaser, no person has threatened to commence any legal proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entry into, performance of, compliance with and enforcement of any of the obligations of the Purchaser under this Agreement. To the knowledge of the Purchaser, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or might give rise to or serve as the basis for any such legal Proceeding or the threat of any such legal proceeding.

5.15.	Taxes. The Purchaser has no tax liability of any nature, accrued or contingent, including without limitation, liabilities for Israeli taxes or any other foreign taxes or any penalties, interest, and additions to taxes or any liabilities to customers or suppliers, other than liabilities for which full provision has been made in the Purchaser Financial Statements. The Purchaser Financial Statements make full provision for all taxation for which the Purchaser was then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into, paid, made or accrued on or before December 31, 2014.The Purchaser is not aware of any circumstances which will, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to its liability or accountability for taxation, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Purchaser under or for the purpose of any provision of any legislation relating to taxation.

5.16.	Fees. No agent, broker, investment banker, person or firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Purchaser in connection with any of the transactions contemplated under this Agreement.

5.17.	Experience. The Purchaser confirms that it is an experienced, sophisticated and knowledgeable investor in the securities of companies and is capable of evaluating the risks of this type of investment and sustaining a loss of its entire investment and has the capacity to protect its own interest in connection with the transactions contemplated by this Agreement. The Purchaser acknowledges that in purchasing the relevant Purchased Shares, as is contemplated hereunder, it must be prepared to continue to bear the economic risk of such investment for an indefinite period of time.

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5.18.	Reciept of Information. The Purchaser acknowledges that it has been furnished by the Company with all of the documents and information regarding the Company which it has requested, and has been afforded the opportunity to ask questions of, and receive answers from, duly authorized officers or other representatives of the Company concerning various matters relating to the Company and the Sellers (including the Company’s assets, financial position and business, as now conducted and as proposed to be conducted, and the Purchsed Shares).

5.19.	Reliance. With regard to the transactions contemplated herein, Purchaser is not relying, and has not relied, on any representations, warranties, covenants or other undertakings whatsoever, express or implied, except for the representations and warranties expressly set forth in this Agreement.

5.20.	No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has (i) engaged in any general solicitation, (ii) published any advertisement or (iii) engaged in any “directed selling efforts” as defined in Rule 902 of Regulation S promulgated under the Securities Act, nor has the Purchaser made an “offer to the public” under the Israeli Securities Law, in any case in connection with the offer and sale of the Consideration Shares and Milestone Securities to be issued pursuant to this Agreement.

5.21.	10-K Form. The information contained in the Annual Report on Form 10-Kof OphthaliX filed with the SEC on March 25, 2015, as of the dates set forth therein is true and correct in all material respects and reflects the nature of business of OphthaliX.

5.22.	No False Statements. No representation or warranty of the Purchaser in this Agreement contains or, at the Initial Closing, will contain any untrue statement of a material fact or omits or will, at the Closing, omit to state a fact necessary in order to make the statements contained herein not misleading. The Purchaser is not aware of any fact or information relating to the OphthaliX Shares that has not been disclosed to the Sellers hereunder.

6.             Additional Covenants

6.1.	No Sale or Lien of Purchased Shares. From the date hereof and through and until the Initial Closing, each Seller agrees not to (i) offer, sell, assign, transfer, deliver or otherwise dispose of any of such Seller’s respective Purchased Shares, (ii) create or permit to exist any Lien on any of such Seller’s respective Purchased Shares, or (iii) enter into any agreement with respect to the foregoing.

6.2.	No Public Statements. No Party hereto will issue any press release or otherwise make any public statement with respect to the transactions under this Agreement without the express prior written consent of the other Party; provided, however, with respect to the Purchaser’s Forms8-Kthe Purchaser and Founder will consult with each other before filing such Forms 8-K and provide each other the reasonable opportunity to review and comment upon such Forms 8-K; provided further that the Purchaser shall not be required to obtain the prior written consent of any Party to file the Forms 8-K or any other filing made with the SEC.

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6.3.	Lock-Up Period for the Consideration Shares and the Milestone Securities: Each Seller agrees that, as of the date of Initial Closing, or, if applicable, as of the date of the issuance of each of the Milestone Securities, not to offer, sell, assign, transfer, deliver or otherwise dispose of any of the Consideration Shares or the Milestone Securities, as applicable, for a period the later of (i) six (6) months as of such date of issuance, (ii) any holding period required under the Securities Act or any rules promulgated thereunder in order for a restrictive legend to be removed from any such shares issued, or (iii) any period that any underwriters or placement agents of the Fundraising (as defined below) require the Consideration Shares or Milestone Securities to be locked up.Each Seller and Option Holder agrees to execute a lock up agreement, in customary form, with respect to any Ophthalix Shares beneficially owned by them, if required by any underwriters or placement agents of the Fundraising, but only if such requirement is made of, and an identical lock up agreement is contemporaneously executed by the Purchaser's directors, officers and other affiliates (the "Affiliates").Any release of an Affiliate from the lock-up shall be coupled by a corresponding release of the Sellers' lock-up.

6.4.	Restrictions on Resale

6.4.1.	The OphthaliX Shares. Upon issuance, the Consideration Shares and Milestone Securities will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) Purchaser receives an opinion of counsel, reasonably satisfactory to counsel for Purchaser, that an exemption from the registration requirements of the Securities Act is available.

6.4.2.	The certificates representing the number of Consideration Sharesor Milestone Securities, as applicable, that have been issued pursuant to this Agreement shall contain a legend substantially as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR UNDER THE LAWS OF ANY OTHER JURISDICTION, BUT HAVE BEEN ISSUED IN RELIANCE ON AN EXEMPTION FROM REGISTRATION UNDER UNITED STATES SECURITIES LAWS CONTAINED IN REGULATION S UNDER THE SECURITIES ACT. THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS EITHER THE TRANSFER IS MADE IN ACCORDANCE WITH REGULATION S, UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION WITH RESPECT TO ANY PROPOSED TRANSFER OR DISPOSITION OF SUCH SHARES SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL FOR THE ISSUER. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

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7.	Pre-Closing Covenants and Agreements

7.1.	Conduct of Company. Except as contemplated by this Agreement, during the period from the date hereof to theearlier of the Initial Cloing or Closing Deadline, the Company agrees to conduct its business in all material respects, in accordance with its ordinary and usual course of business; use its best efforts, subject to the foregoing, to preserve Company’s business organization, keep available to the Company the services of Company’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; confer with representatives of the Purchaser to keep them informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company; and refrain from taking any of the following actions without the express prior written consent of the Purchaser(such consent not to be unreasonably withheld, conditioned or delayed):

7.1.1.	Incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of its business, or pay any debt, liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

7.1.2.	Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

7.1.3.	Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its share capital;

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7.1.4.	Transfer, lease, mortgage, pledge or otherwise encumber any of its properties;

7.1.5.	Sell, lease, transfer or dispose of any of its properties, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it,other than in the ordinary course of its business;

7.1.6.	Make any investment of a capital nature either by purchase of sharesor securities, contributions to capital, property transfers or otherwise, or by the purchase of any property of any other individual, firm or corporation, other than in the ordinary and usual course of its business;

7.1.7.	Enter into any transaction with any director, officer or shareholderor option holderof the Company, except as contemplated under this Agreement;

7.1.8.	Issue or sell any ofthe Company’s securities;

7.1.9.	Merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to the Company, its business, financial condition or results of operations;

7.1.10.	Organize any subsidiaries, acquire any share capital or other equity securities of any corporation or acquire any equity or ownership interest in any business;

7.1.11.	Make any single capital expenditure or commitment in excess of US$30,000or make aggregate capital expenditures and commitments in excess of US$30,000;

7.1.12.	Enter into an agreement to do any of the things described in Sections 7.1.1 through 7.1.11; or

7.1.13.	Take any other action that would cause any of the representations and warranties made by the Company or Sellers in this Agreement not to remain true and correct in any material respect.

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7.2.	Conduct of Purchaser. Except as contemplated by this Agreement, and the entering into the option agreement between the Purchaser and Can-fite Biopharma Ltd., on substantially the terms set out in Schedule 7.2 attached hereto, during the period from the date hereof to the earlier of the Initial Cloing or Closing Deadline, the Purchaser agrees to conduct its business in all material respects, in accordance with its ordinary and usual course of business; use its best efforts, subject to the foregoing, to preserve Purchaser’s business organization, keep available to the Purchaser the services of Purchaser’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; confer with representatives of the Company to keep them informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of the Purchaser; and refrain from taking any of the following actions without the express prior written consent of the Company(such consent not to be unreasonably withheld, conditioned or delayed):

7.2.1.	Incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of its business, or pay any debt, liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

7.2.2.	Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

7.2.3.	Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its share capital;

7.2.4.	Transfer, lease, mortgage, pledge or otherwise encumber any of its properties;

7.2.5.	Sell, lease, transfer or dispose of any of its properties, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it, other than in the ordinary course of its business;

7.2.6.	Make any investment of a capital nature either by purchase of shares or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property of any other individual, firm or corporation, other than in the ordinary and usual course of its business;

7.2.7.	Enter into any transaction with any director, officer or shareholder or option holder of the Purchaser, except as contemplated under this Agreement;

7.2.8.	Issue or sell any of the Purchaser’s securities,except as contemplated under this Agreement;

7.2.9.	Merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to the Purchaser, its business, financial condition or results of operations;

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7.2.10.	Organize any subsidiaries, acquire any share capital or other equity securities of any corporation or acquire any equity or ownership interest in any business;

7.2.11.	Make any capital expenditure or commitment in excess of the Purchaser's Budget, attached hereto as Schedule 7.2.11;

7.2.12.	Enter into an agreement to do any of the things described in Sections 7.2.1 through 7.2.11; or

7.2.13.	Take any other action that would cause any of the representations and warranties made by the Purchaserin this Agreement not to remain true and correct in any material respect.

7.3.	Regulatory Consents, Authorizations, etc. Each Party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of, and to make all filings and registrations with, any governmental authority and any other person which is required for or in connection with the consummation by it of the transactions under this Agreement and will cooperate fully with the other Parties in assisting them to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No Party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

7.4.	Form 8-K Information.The Company shall provide thePurchaserin a prompt and timely manner with such information relating to its business, including any financial information, as may be requested by the Purchaser in order for the Purchaser to comply with its reporting and disclosure obligations under the rules and regulations of the SEC, in connection with the Purchaser’s preparation of its current report on Form 8-K reporting, among other things, the entry into this Agreement (the “Initial Form 8-K”) and the closing of the transactions contemplated hereby (the “Closing Form 8-K”). The Company shall in a prompt and timely manner provide the Purchaser with such management representations as may be requested by the Company in connection with its filings with the SEC.

8.            Conditions to Closing

8.1.	General Conditions. The respective obligations of each Party to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the applicable Initial Closing or Milestone Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

8.1.1.	No action shall have been taken, or any statute, rule, regulation or order shall have been enacted or deemed applicable to the transactions contemplated hereunder, and no temporary or permanent restraining order or preliminary or permanent injunction or other order shall have been issued by, any governmental authority, that would restrain or prohibit the consummation of the transactions contemplated by this Agreement.

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8.1.2.	All material consents and approvals of any governmental authority required with respect to the transactions contemplated hereunder have been obtained.

8.1.3.	The representations and warranties of each Party contained in this Agreement or other document delivered pursuant hereto shall be true and correct both when made and as of the Initial Closing.

8.1.4.	Each Party shall have performed all material obligations and agreements and shall have materially complied with all covenants and conditions required by this Agreement to be performed prior to or at the applicable Initial Closing or Milestone Closing.

8.1.5.	Satisfactory completion of financial, intellectual property and legal due diligence by each Party.

8.2.	Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereunder shall be subject to the fulfillment, at or prior to the Initial Closing or Milestone Closing (as applicable), of each of the following conditions, which may be waived in writing by the Majority in Interest of Sellers in their sole discretion:

8.2.1.	The Sellers shall have obtained a ruling from the Israeli Tax Authority with respect to the sale to the Purchaser of the Purchased Shares, the purchase by the Sellers of OphthaliX Shares and the assumption by the Purchaser of all unvested Options(the "Ruling");

8.2.2.	Completion of a fundraising by OphthaliX of an amount of not less than the greater of (i) US$6 Million or (ii) the minimum amount required in order that OphthaliX can meet the shareholder equity requirements for uplisting to the NYSE MKT or The Nasdaq Capital Market (the “Fundraising”).

8.2.3.	The Company shall have received approval from either the NYSE MKT or The Nasdaq Capital Market that the Purchaser's Common Stock has been uplisted.

8.3.	Additional Conditions to Obligations of the Purchaser.The obligations of the Purchaser to consummate the transactions contemplated hereunder shall be subject to the fulfillment, at or prior to the Initial Closing, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

8.3.1.	All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby has been taken.

8.3.2.	The Purchaser shall have effected a reverse split of its shares of Common Stock in a range of not less than 1 for 5 and not greater than 1 for 10.

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8.3.3.	The Purchaser shall have received approval from either the NYSE MKT or The Nasdaq Capital Market that its Common Stock has been uplisted.

8.3.4.	Completionofthe Fundraising.

9.             Post Closing Covenants

9.1.	Appointment of Officers and Directors. Concurrently with the Initial Closing, (i) Ran Yam shall become the Chief Executive Officer of OphthaliX, replacing Pnina Fishman, OphthaliX’s current interim Chief Executive Officer, (ii) the Founder shall become the Chief Technology Officer of OphthaliX, and (iii) Mr. Yam and the Founder shall become members of the Board of Directors of OphthaliX.

9.2.	Filing of Current Report on Closing Form 8-K and Press Release.The Purchaser shall, no later than four (4) business days after entering into this Agreement and after the Initial Closing, file the Initial Form 8-K and Closing Form 8-K, respectively, with the SEC.

9.3.	Form S-8. Purchaser shall file with the SEC (no later than 45 Days after the Initial Closing) a registration statement on Form S-8 under the Securities Act of 1933 (or any successor form), relating to the shares of Purchaser's Common Stock issuable with respect to such OphthaliX Options that are eligible for registration on Form S-8.The Purchaser will exert best commercial efforts to maintain the effectiveness of such registration statement or registration statements.

9.4.	Form S-3. Subject to anything contained herein, no later than 12 months following the Initial Closing, Purchaser shall file with the SEC a registration statement on Form S-3 under the Securities Act of 1933, or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC, covering 25% of the Consideration Shares and Milestone Securities issued to the Sellers hereunder (except if the Purchaser is not then eligible to register for resale of suchshares on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith). Subject to anything contained herein and subject further to the first registration statement under this Section 9.4 being declared effective, no later than the second anniversary of the Initial Closing, Purchaser shall file with the SEC a registration statement on Form S-3 under the Securities Act of 1933, or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC, covering the remainder of the Consideration Shares and Milestone Securities issued to the Sellers hereunder(except if the Purchaser is not then eligible to register for resale such shares on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith). Notwithstanding the aforesaid, if the amount of Ophthalix Shares to be included in any such registration statement exceeds the maximum number permitted under the rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415” as determined in good faith by the Purchaser,then the Purchaser may, in its discretion,reduce the amount of shares to be included in any such registration statement to the maximum amount so permitted.The Purchaser shall not be required to include any shares in any registration statement that have been sold to the public either pursuant to a registration statement or Rule 144, or which may be sold without volume restrictions pursuant to Rule 144.

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9.5.	Further Assurances.Subject to the terms and conditions herein provided, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto will use their respective commercially reasonable efforts to obtain the consents of all governmental authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental authorities or officials), challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

10.           Indemnification

10.1.	The respective representations, warranties, covenants and agreements of each of the Parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Initial Closing and covenants and agreements relating to the Milestone Closings) shall expire on the first day of the two-year anniversary of the Initial Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2.	Each of the Sellers, severally, but not jointly (each a “Seller Indemnitor”) hereby agrees, to hold harmless and indemnify the Purchaser, and its officers, directors, employees, shareholders, agents and representatives (collectively, referred to as the “Purchaser Indemnitees”) against any and all damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expenses), whether or not arising out of third-party claims, based upon, or arising out of, or relating to (i)any breach of any representation or warranty or other statement contained in this Agreement or any other agreement, certificate, document or instrument furnished pursuant hereto made by the Company or such Seller, or (ii) the non-fulfillment or breach of any covenant or agreement of the Company or such Seller contained in this Agreement(collectively, the “Purchaser Indemnifiable Claims”).

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10.3.	The Purchaser hereby agrees, to hold harmless and indemnify the Sellers and their respectiveofficers, directors, employees, shareholders, agents and representatives (collectively, referred to as the “Sellers Indemnitees”) against any and all damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expenses), whether or not arising out of third-party claims, based upon, or arising out of, or relating to (i)any breach of any representation or warranty or other statement contained in this Agreement or any other agreement, certificate, document or instrument furnished pursuant hereto made by the Purchaser, or (ii) the non-fulfillment or breach of any covenant or agreement of the Purchasercontained in this Agreement(collectively, the “SellerIndemnifiable Claims”).

10.4.	Each of the Seller Indemnitors or, as applicable, Purchaser (each an "Indemnitor") shall reimburse, promptly following request therefor, all necessary expenses actually incurred by the Purchaser Indemnitee or, as applicable Seller Indemnitee (each an "Indemnitee") in connection with any Purchaser Indemnifiable Claim or Seller Indemnifiable Claim, as applicable, including, without limitation, any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, any Purchaser Indemnifiable Claim or Seller Indemnifiable Claim.

10.5.	Limitations on Indemnification

10.5.1.	Notwithstanding anything to the contrary herein, each Seller's aggregate liability under this Agreement, including without limitation, under the provisions of this Section 10, and/or under any law or in equity shall be limited, at the Sellers’ sole discretion, to: (i) the transfer of the OphthaliX Shares held by such Seller at the time of claim (the number of OphthaliX Shares to be transferred to the Purchaser Indemnitees shall be equal to the value of losses actually incurred by the Purchaser Indemnitee in connection with any Purchaser Indemnifiable Claim, divided by the market value of the OphthaliX Shares, as then in effect) and the Seller shall indemnify by transferring such shares and not by any other means of indemnification, (ii) cash payment of the indemnification amounts, or (iii) a combination of OphthaliX Shares and cash. The remedy provided under this Section shall be the Purchaser's sole and exclusive remedy against each of the Sellers provided, however, that such limitation shall not apply to any fraudulent misconduct by a Seller.

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10.5.2.	The Purchaser's aggregate liability under this Agreement, including without limitation, under the provisions of this Section 10, and/or under any law or in equity shall be limited, at the Purchaser's sole discretion, to: (i) the issuance of restricted shares of the Purchaser (the number of restricted shares of the Purchaser to be issued to the Seller Indemnitees shall be equal to the value of losses actually incurred by the Seller Indemnitee in connection with any Seller Indemnifiable Claim, divided by the market value of the shares of the Purchaser, as then in effect) and the Purchaser shall indemnify by issuing such shares and not by any other means of indemnification, (ii) cash payment of the indemnification amounts, or (iii) a combination of shares of the Purchaser and cash. The remedy provided under this Section shall be the Seller's sole and exclusive remedy against the Purchaser provided, however, that such limitation shall not apply to any fraudulent misconduct by the Purchaser.

10.5.3.	Notwithstanding anything to the contrary herein, no claim or claims for indemnification under this Section 10 shall be brought, unless the aggregate amount of such claim(s) shall exceed a minimum threshold of US$ 25,000 (the "Basket Threshold"), at which time the Indemnitees shall be entitled to be indemnified for the amount of losses they actually incurred in connection with any Purchaser Indemnifiable Claim or Seller Indemnifiable Claim, as applicable, in excess of the Basket Threshold.

10.5.4.	The aggregate liability of the Sellers towards the Purchaser Indemnitees under this Agreement and any law, shall be limited to an aggregate amount of the value of the OphthaliX Shares issued to them on the Initial Closing. In no case shall the Sellers be liable for any incidental, indirect, consequential, special or punitive losses and damages.

10.5.5.	The aggregate liability of the Purchaser towards the Seller Indemnitees under this Agreement and any law, shall be limited to an aggregate amount of 25% of the market capitalization of the Purchaser on the Exchange Closing. In no case shall the Purchaser be liable for any incidental, indirect, consequential, special or punitive losses and damages.

10.6.	The rights to indemnification set forth in this Section 10 are the only rights and remedies to which the Parties may be entitled to in connection with a breach of this Agreement, provided that the misrepresentation or breach of the Agreement is not fraudulent.

11.           Termination

11.1.	Events of Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned by the written consent of the Company, the Purchaser and a Majority in Interest of Sellers.

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11.2.	This Agreement shall automatically terminate if the Closing has not occurred prior to or onthe Closing Deadline, unless agreed otherwise between the Parties in writing.

11.3.	Effect of Termination.In the event of termination of this Agreement as provided in this Section 11, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (a) for the provisions of Sections 12, 14.2, 14.4, 14.5and 14.6and (b) that nothing herein shall relieve any Party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

12.          Expenses

Ophthalix shall bear its own costs and expenses in connection with this Agreement, and shall, within three (3) days from the Initial Closing, reimburse the Company for all costs and expenses in connection with this Agreement, based on an itemized hourly based report, provided that suchreimbursement shall not to exceed US$ 80,000 plus VAT. In the event the Initial Closing did not occur by the Closing Deadline, reimbursement shall be made no later than 48 hours following theClosing Deadline.The Companyshall bear its own expenses solely in the event that: (i) the Initial Closingwas not consummated by the Closing Deadline as a result of willful acts or omissions of the Company (or the Sellers, as applicable), or (ii) the Company (or the Sellers, as applicable) has decided not to consummate the Initial Closing.

13.	Withholding Tax

13.1.	Right to Withhold. The Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as the Purchaser determine to be required to be deducted or withheld therefrom under any applicable law, including, without limitation, the Israeli Income Tax Ordinance- 1961 (the “Tax Ordinance”). To the extent that such amounts are so withheld by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Party to whom such amounts would otherwise have been paid in respect of whom such deduction and withholding was made by the Purchaser.

13.2.	Withholding Certificates. Without derogating from the foregoing, the Purchaser agrees that no withholding or reduced withholding under applicable law will be made from any payment payable hereunder to a Partyto the extent that such Partyhas provided the Purchaser with an appropriate and applicable valid exemption or confirmationsubject to the Purchaser pre approval for the capital gain report and or any other application regarding the qualified withholding certificate, in form and substance satisfactory to the Purchaser, of a reduced withholding rate (as applicable) issued by the applicable taxing authority in form and substance satisfactory to the Purchaser (the "Tax Certificate"). To the extent that an interim certificate is obtained from the applicable taxing authority, in form and substance satisfactory to the Purchaser, then all references herein to the Tax Certificate shall be deemed to refer to such interim certificate, until such time that a final Tax Certificate is obtained.

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14.           Miscellaneous

14.1.	Further Assurances. Each of the Parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

14.2.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel. Any dispute or other matter arising under or in relation to this Agreement shall be resolved by the competent court of the city of Tel-Aviv-Jaffa and each of the Parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

14.3.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties. None of the Parties may assign or delegate this Agreement or any rights or obligations hereunder to any person without the prior written consent of the Purchaser and a Majority in Interest of Sellers.

14.4.	No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, who is not a Party hereto, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

14.5.	Entire Agreement; Amendment and Waiver. This Agreement, together with the schedules and exhibits attached hereto, constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof and terminate and replace any previous agreement and/or arrangement between the Parties relating thereto. Except as otherwise explicitly provided for herein, any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Purchaser and a Majority in Interest of Sellers.

14.6.	Confidentiality. The Parties acknowledge that the Purchaser and the Company have previously executed a Non-Disclosure and Non-Use Agreement, dated April 30, 2015, the provisions of which agreement shall apply to all information furnished to the Purchaser and its representatives until the Initial Closing. In addition, each Party agrees to maintain in confidence any non-public information received from the other Party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by law, regulation; or (v) disclosure consented to by the other party. In the event this Agreement is terminated, each party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the transactions contemplated hereby.

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14.7.	Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by facsimile with confirmation of transmission if sent during normal business hours of the recipient, if not, then on the next business day; or (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All notices shall be sent to the address set forth in this Agreement or at such other address as any Party may designate by ten (10) days advance written notice to the other Parties:

if to the Sellers:	In accordance with Schedule C

with a copy to (which shall not constitute notice) to:
Amit, Pollak,Matalon&Co.
17 Yitzhak Sadeh St., Nitsba Tower,
19th Floor,
Tel Aviv 6777517, Israel
Fax: +972-3-5689001
Attn: Shlomo Landress, Adv.
email: s_landress@apm-law.com

if to the Purchaser:	OphthaliX Inc.
10 Bareket Street,
PetachTikva, 4951778, Israel
Attn: Pnina Fishman
Fax: + 972-3-9249378
email:

with a copy to (which shall not constitute notice) to:
Doron, Tikotzky, Kantor, Gutman, Cederboum& Co. - Law Offices
12 Abba Hillel Silver Rd.,
SassonHugi Tower, 8th Floor
Ramat-Gan5250606, Israel
Fax: +972-3-6133372
Attn: Ronen Kantor, Adv.
email: rkantor@dtkgc.com

14.8.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

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14.9.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

14.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[signature pages follows]

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Execution Copy

In Witness Whereof, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

OphthaliX Inc.

By:	/s/ Pnina Fishman

Name:	Pnina Fishman

Title:	Chairman

[First Signature Page to Share Purchase Agreement]

[Second Signature Page to Share Purchase Agreement]

In Witness Whereof, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

The Company:

/s/ Dan Oz
Improved Vision Systems (I.V.S) Ltd.

By:	Dan Oz

Title:	CEO

The Founder:

/s/ Dan Oz
Dan Oz

Other Shareholders:

/s/ Itzhak Shilo
Itzhak Shilo

/s/ Diago Gilad Katz
Diago Gilad Katz

/s/ Shmuel Shilo
Shmuel Shilo

/s/ Eran David Shilo
Eran David Shilo